September 28, 2018


Via E-mail
Christopher Reeg
Chief Executive Officer
Fuse Medical, Inc.
1565 North Central Expressway, Suite 220
Richardson, TX 75080

       Re:    Fuse Medical, Inc.
              Form 10-K for Fiscal Year Ended December 31, 2017
              Filed April 6, 2018
              File No. 000-10093

Dear Mr. Reeg:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          /s/ Rufus Decker

                                                          Rufus Decker
                                                          Accounting Branch
Chief
                                                          Office of Beverages,
Apparel and
                                                          Mining